SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            CENTRAL GARDEN & PET CO.
                      ------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                      ------------------------------------
                         (Title of Class of Securities)

                                    153527106
                      ------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act(however, see the Notes).

CUSIP No. 153527106                  13G

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1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CRAMER ROSENTHAL MCGLYNN, LLC
       IRS ID# 13-3156718
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

       INCORPORATED IN THE STATE OF NEW YORK
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   NUMBER OF            5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY                364,100
--------------------------------------------------------------------------------
    OWNED BY            6    SHARED VOTING POWER
     EACH
   REPORTING                  294,700
--------------------------------------------------------------------------------
     PERSON             7    SOLE DISPOSITIVE POWER
      WITH
                              383,500
--------------------------------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                              294,700
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       678,200 SHARES
--------------------------------------------------------------------------------

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        3.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                        IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1.     (a)   Name of Issuer:   CENTRAL GARDEN & PET CO.

            (b)   Address of Issuer's Principal Executive Offices:

                  3697 MT DIABLO BLVD SUITE 310
                  LAFAYETTE CA 94549

Item 2.     (a)   Name of Person Filing:

                  CRAMER ROSENTHAL MCGLYNN, LLC

            (b)   Address of Principal Business Office:

                  520 Madison Avenue, New York, New York 10022

            (c)   Citizenship:

                  INCORPORATED IN THE STATE OF NEW YORK

            (d)   Title of Class of Securities:

                  COMMON STOCK

            (e)   CUSIP Number: 153527106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer registered under Section 15 of the Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company as defined in section 3(a)(19)of the
                        Act

            (d)   [ ]   Investment Company registered under section 8   of the
                        Investment Company Act

            (e)   [X]   Investment Adviser registered under section 203
                        of the Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject
                        to the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent Holding Company, in accordance with section
                        240.13d-1(b)(1)(ii)(G)

            (h)   [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership.

Item 5.     Ownership of Five Percent or Less of a Class.

               ONE CLASS OF STOCK 3.7%

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

               NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

               NOT APPLICABLE

Item 8.     Identification and Classification of Members of the Group.

               NOT APPLICABLE

Item 9.     Notice of Dissolution of Group.

               NOT APPLICABLE

Item 10.    Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.

                                  /s/ Elizabeth Coley
                                  --------------------------------
                                      General Counsel

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 1/22/04